EXHIBIT 99.2


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
Investor Contact:    Nancy Christal                      Media Contacts      Fred McGrail
		     Vice President,Investor                                 Director, Corp.
		       Relations                                               Communications
		     (914) 722-4704                                          (401) 765-1500 x 4630
									     Jim Fingeroth
									     Wendi Kopsick
									     Kekst and Company
									     (212) 593-2655
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			   FOR IMMEDIATE RELEASE


	     CVS COMPLETES REVCO MERGER FOLLOWING FTC APPROVAL
	     -------------------------------------------------

	       WOONSOCKET, RI, May 30, 1997 -- CVS Corporation (NYSE: CVS) today announced that it has completed its merger with Revco D.S., Inc., following provisional approval from the Federal Trade Commission of an agreement allowing CVS to proceed with the transaction.

	       In the merger, each Revco share will be exchanged for 0.8842 CVS shares, resulting in the issuance of a total of approximately 60 million CVS shares to Revco shareholders, based on a total of about 67.8 million outstanding Revco shares, excluding approximately four million Revco stock options.

	       Under the agreement with the Commission, which will now be placed on the public record for comment, CVS will divest a total of 120 Revco stores out of a combined CVS/Revco store base of over 4,000 stores. 114 of the stores to be divested are located in the Richmond and Tidewater regions of Virginia and will be sold to Eckerd Corporation, a division of JC Penney. The assets of the remaining six stores, which are located in Binghamton, New York, will be sold to Medicine Shoppe. The sales to Eckerd and Medicine Shoppe are subject to certain closing conditions.

	       Stanley P. Goldstein, Chairman and Chief Executive Officer, said, "We are very excited to complete this merger, which brings together two industry leaders and will provide new opportunities for CVS to accelerate its growth."

	       On February 7, 1997, CVS announced it had signed a definitive agreement providing for the combination of CVS and Revco in a stock transaction valued at approximately $2.8 billion, plus the assumption of approximately $900 million of Revco debt. The combined company will be the nation's largest chain drugstore company based on store count and will be named CVS Corporation, with its headquarters in Woonsocket, Rhode Island.

	       CVS shareholders voted to approve the transaction at the company's Annual Meeting on May 27, 1997. Revco shareholders approved the merger at a special meeting on May 28, 1997.

	       Revco, with calendar year 1996 sales of approximately $5.4 billion, operates nearly 2,600 stores in 17 Midwestern, Southeastern and Eastern states.

	       CVS, with annual sales of $5.5 billion in 1996, is a leading drug store chain in the Northeast and Middle Atlantic regions. As of April 26, 1997, CVS operated 1,425 stores in 14 states and the District of Columbia.


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